Item 10.      Directors and Executive Officers of the Registrant

              The members of Board of Directors are:

                                                                                                      Has Been a Director of
   Name and                                 Principal Occupation During the Past 5 Years and       Indiana Gas or the Company
 Business Location                 Age                     Other Information (1)                               Since
------------------------------------------------------------------------------------------------------------------------------------
Directors whose terms expire in 2000:

NIEL C. ELLERBROOK                  50      President and Chief Executive Officer of the                           1991
Indianapolis, Indiana                       Company since June, 1999: prior to that President
                                            and Chief Operating Officer of the Company since
                                            October 1997; prior to that time and
                                            since January 1997,  Executive  Vice
                                            President,   Treasurer   and   Chief
                                            Financial  Officer;  prior  to  that
                                            time and since 1986, Vice President,
                                            Treasurer   and   Chief    Financial
                                            Officer.    President    and   Chief
                                            Executive  Officer  of  Indiana  Gas
                                            since  June,  1999:  prior  to  that
                                            President   of  Indiana   Gas  since
                                            October 1997; prior to that time and
                                            since January 1997,  Executive  Vice
                                            President   and   Chief    Financial
                                            Officer;  and prior to that time and
                                            since 1987,  Senior  Vice  President
                                            and Chief Financial Officer.
                                            Mr. Ellerbrook is a Director of Indiana Gas and
                                            IEI Investments. He is also a Director of Fifth
                                            Third Bank, Indiana.


J. TIMOTHY MCGINLEY                 59      Managing Partner and principal owner of House                          1999
Indianapolis, Indiana                       Investments and House Investment Securities, Inc.
                                            Mr. McGinley is also an Indiana Gas and IEI
                                            Investments Director.  He is also a Director of
                                            Bindley Western Industries, Inc.

WILLIAM G. MAYS                     53      President, Mays Chemical Company.  Mr. Mays is an                      1998
Indianapolis, Indiana                       Indiana Gas Director.  He is also a Director of
                                            Anthem, Inc.



JEAN L. WOJTOWICZ                   42      President since 1983 and founder of Cambridge                          1996
Indianapolis, Indiana                       Capital Management Corp. (a consulting and venture
                                            capital firm).  Ms. Wojtowicz is also an IEI
                                            Investments Director.  She is also a Director of
                                            First Internet Bank of Indiana.

                                                                                                      Has Been a Director of
   Name and                                 Principal Occupation During the Past 5 Years and       Indiana Gas or the Company
 Business Location                 Age                     Other Information (1)                               Since
------------------------------------------------------------------------------------------------------------------------------------
Directors whose terms expire in 2001:

PAUL T. BAKER                       59      Executive Vice President and Chief Operating                           1991
Indianapolis, Indiana                       Officer of Indiana Gas since October 1997; prior
                                            to October 1997 and since 1991, Senior Vice
                                            President and Chief Operating Officer of Indiana
                                            Gas. Mr. Baker is also an Indiana Gas Director.

DON E. MARSH                        61      Chairman, President, Chief Executive Officer and                       1986
Indianapolis, Indiana                       Director of Marsh Supermarkets, Inc.  Mr. Marsh is
                                            also an IEI Investments Director. He is also a
                                            Director of National City Bank, Indiana.

RICHARD P. RECHTER                  60      Chairman of the Board of Rogers Group, Inc.;                           1984
Bloomington, Indiana                        President, Chief Executive Officer and Director of
                                            Rogers Management, Inc.; and President, Chief
                                            Executive Officer and Director of Mid-South Stone,
                                            Inc.  Mr. Rechter is also an IEI Investments
                                            Director.  He is also a Director of Monroe County
                                            Bank and Monroe Bancorp.


                                                                                                      Has Been a Director of
   Name and                                 Principal Occupation During the Past 5 Years and       Indiana Gas or the Company
 Business Location                 Age                     Other Information (1)                               Since
------------------------------------------------------------------------------------------------------------------------------------
Directors whose terms expire in 2002:


L. A. FERGER                        65      Chairman of the Company and Indiana Gas since June                     1984
Indianapolis, Indiana                       1999; prior to that and since October 1997,
                                            Chairman and Chief Executive Officer
                                            of  the  Company  and  Indiana  Gas;
                                            prior to that time and since January
                                            1996, Chairman,  President and Chief
                                            Executive Officer of the Company and
                                            Indiana  Gas; and prior to that time
                                            and since 1987,  President and Chief
                                            Executive Officer of the Company and
                                            Indiana  Gas.  Mr.  Ferger is also a
                                            Director  of  Indiana  Gas  and  IEI
                                            Investments.

ANTON H. GEORGE                     40      President since December 1989, and a Director of                       1990
Indianapolis, Indiana                       Indianapolis Motor Speedway Corporation (auto
                                            racing); and President since January 1994,
                                            Executive Vice President since June 1989, and a
                                            Director of Hulman & Company (manufacturer and
                                            distributor of baking powder).  Mr. George is also
                                            an IEI Investments Director.  He is also a
                                            Director of First Financial Corporation.

JAMES C. SHOOK                      68      Mr. Shook is a Director of The Shook Agency, Inc                       1983
Lafayette, Indiana                          (residential, commercial and industrial real
                                            estate brokerage and development),  Crossmann
                                            Communities, Inc. and a member of the advisory
                                            board of Bank One Indiana N.A.  Mr. Shook is also
                                            an IEI Investments Director.

JOHN E. WORTHEN                     66      President, Ball State University, Muncie,                              1997
Muncie, Indiana                             Indiana.  Mr. Worthen is an Indiana Gas Director.
                                            He is also a Director of First Merchants Corp.



(1) Includes, but is not limited to, directorships in corporations with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or which are subject to the requirements of
     Section 15(d) of that Act or in a company registered as an investment company under the Investment Company Act of 1940, as amended.


See Item 4a which is incorporated by reference into this Item 10 for information concerning executive officers.

DIRECTORS' COMPENSATION


Non-employee directors of the Company and of Indiana Gas or Investments receive combined fees totaling $21,000 per year for service on the boards of these companies. The fees are paid under the Directors Restricted Stock Plan approved by the shareholders at their January 13, 1992, meeting. Under the plan, $7,000 of the combined directors' fees paid by the Company and Indiana Gas or Investments to non-employee directors is in the form of restricted shares of the Company. The restricted shares are issued to each non-employee director at the beginning of their three-year term, and the number of restricted shares is determined by dividing $21,000 ($7,000 for each year) by the per share market price of the Company's stock during the period specified in the plan. To receive the restricted shares, a director must consent to the restrictions in writing. Directors may elect to receive the remaining $14,000 in unrestricted shares or in cash. To elect to receive unrestricted shares instead of cash, a director must provide an irrevocable written election to the secretary of the Company before the beginning of the calendar year for which the election relates. Moreover, if during the calendar year a non-employee is elected to fill a vacancy in the board of directors, under the plan, a one time election is permitted to allow the director to receive the balance of that calendar year's compensation in unrestricted shares.

Restricted shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution until the first to occur of: (1) the expiration of the director's term of office for which the grant relates; (2) the grantee's death or disability; (3) the termination of the grantee's status as a director pursuant to the mandatory retirement policy for directors; (4) the involuntary termination of the grantee's status as a director; (5) approval by a majority of the other directors of the grantee's voluntary termination of his/her status as a director because of the relocation of his/her principal place of residence outside of Indiana; or (6) a change in control of the Company. In no event, however, are the restricted shares transferable and free of restrictions before the expiration of a six-month period beginning the first day of the director's term of office or, if later, the date of issuance of the shares.

All restricted shares bear a legend citing the restrictions contained in the plan. When the restrictions lapse, the grantee is entitled to have the legend removed from any shares or certificates. Restrictions are lifted automatically upon the expiration of the period to which the restrictions apply. On the completion of the merger, as discussed in Note 2, restrictions on shares granted under the Directors Restricted Stock Plans will lift. If a director voluntarily terminates his/her status as such before the expiration of the period of restriction, any shares still subject to restriction are immediately forfeited.

The Company has reserved 85,919 shares for grant under the plan. As of September 30, 1999, 54,994 shares remain in reserve. Those shares may consist of authorized but unissued shares or shares reacquired by the Company, including shares purchased in the open market. If any shares subject to the grants are forfeited, the forfeited shares become available for reissuance under the plan.

The board may amend, modify, alter or terminate the plan at any time. Amendments, modifications or alterations which would: (1) increase the number of shares reserved for issuance under the plan, (2) materially modify the class of individuals to whom grants of shares may be made, (3) materially modify the manner in which shares are granted, or (4) materially increase the benefits accruing to grantees under the plan, must be approved by the Company's shareholders.

Non-employee directors also receive a fee of $500 for each Company board meeting attended and $500 for each board meeting of Indiana Gas or Investments attended. Each non-employee member of a committee of the board is paid a fee of $1,000 for each meeting of the committee attended, and each non-employee chair of a committee is paid a retainer of $3,000 and an additional fee of $500 for each meeting attended.

There is a unfunded plan under which non-employee directors may defer all or any part of fees received in cash until the occurrence of certain conditions specified in the plan. Under the plan, which has been in place since January 1, 1999, at the election of the participant, amounts deferred are considered for accounting purposes to be invested in one of several measurement funds, including a company phantom stock fund, with returns measured pursuant to formulas specified in the plan. Currently, the investment funds are consistent with the investment funds available under the company's retirement savings plan. This plan replaced a deferred compensation plan that had been in effect since fiscal year 1995.